                                                                       EXHIBIT E





                       _________________________________

                       STOCK PURCHASE AND SALE AGREEMENT
                       _________________________________


                                    Between


                      ALEXANDER & ALEXANDER SERVICES INC.


                                      and


                       AMERICAN INTERNATIONAL GROUP, INC.





                                   __________

                            Dated as of June 6, 1994

                               TABLE OF CONTENTS



Section                       Heading                                  Page
- -------                       -------                                  ----
1.    Definitions; Certain References.............................       2

      a.    Definitions...........................................       2

2.    Closing.....................................................       9

      a.    Time and Place of the Closing.........................       9
      b.    Transactions at the Closing...........................       9

3.    Conditions to the Closing...................................      10

      a.    Conditions Precedent to the
            Obligations of the Purchasers.........................      10

            1.    Compliance by A&A...............................      10
            2.    No Legal Action.................................      11
            3.    Amendment of Charter............................      11
            4.    Shareholder Approval............................      11
            5.    Stock Exchange Listing..........................      12
            6.    Rights Agreement................................      12
            7.    Regulatory Matters..............................      12
            8.    Insurance Arrangement...........................      13
            9.    Legal Opinions..................................      13
            10.   Registration Rights Agreement...................      30
            11.   Other...........................................      30
            12.   Hart-Scott-Rodino...............................      31
            13.   Articles Supplementary;
                  Articles of Amendment...........................      31
            14.   Exemption from Special Voting
                  Requirements....................................      31
            15.   Special Events..................................      31

      b.    Conditions Precedent to Obligations
            of A&A................................................      32

            1.    Compliance by AIG...............................      32
            2.    No Legal Action.................................      32
            3.    Amendment of Charter............................      33
            4.    Shareholder Approval............................      33
            5.    Regulatory Matters..............................      33

Section                       Heading                                  Page
- -------                       -------                                  ----
4.    Representations and Warranties of A&A.......................      34

      a.    Organization, Good Standing, Power,
            Authority, Etc........................................      35
      b.    Capitalization of A&A.................................      36
      c.    Registration Rights...................................      38
      d.    SEC Documents.........................................      38
      e.    Proxy Statement.......................................      38
      f.    Authority and Qualification of A&A....................      39
      g.    Subsidiaries..........................................      39
      h.    Outstanding Securities................................      41
      i.    No Contravention, Conflict, Breach,
            Etc...................................................      41
      j.    Consents..............................................      42
      k.    No Existing Violation, Default,
            Etc...................................................      43
      l.    Licenses and Permits..................................      45
      m.    Title to Properties...................................      46
      n.    Environmental Matters.................................      46
      o.    Taxes.................................................      47
      p.    Litigation............................................      47
      q.    Labor Matters.........................................      49
      r.    Contracts.............................................      49
      s.    Finder's Fees.........................................      49
      t.    Financial Statements..................................      50
      u.    ERISA.................................................      51
      v.    Contingent Liabilities................................      53
      w.    No Material Adverse Change............................      54
      x.    Investment Company....................................      55
      y.    Exemption from Registration;
            Restrictions on Offer and Sale of
            Same or Similar Securities............................      55
      z.    Use of Proceeds.......................................      56

5.    Representations and Warranties of the
      Purchasers..................................................      57

      a.    Organization, Good Standing, Power,
            Authority, Etc........................................      57
      b.    No Conflicts; No Consents.............................      58
      c.    Investment Intent, Etc................................      58

6.    Covenants of the Parties....................................      59

      a.    Restrictive Legends...................................      59
      b.    Certificates for Shares and
            Conversion Shares To Bear Legends.....................      60
      c.    Removal of Legends....................................      62


Section                       Heading                                  Page
- -------                       -------                                  ----
      d.    Pre-Closing Activities................................      62
      e.    Information...........................................      63
      f.    Restriction on Issuance of Stock......................      64
      g.    Restriction on Amendments to
            By-Laws...............................................      64
      h.    Stockholders Meeting..................................      64
      i.    Hart-Scott-Rodino.....................................      65
      j.    Acquisition Proposals.................................      65
      k.    Access................................................      67
      l.    Publicity.............................................      68
      m.    Certain Special Events................................      68
      n.    Reservation of Shares.................................      69
      o.    Adjustment Payments...................................      70

7.    Standstill..................................................      74

8.    Termination.................................................      83

9.    Survival of Representations and
      Warranties..................................................      84

10.   Performance; Waiver.........................................      84

11.   Successors and Assigns......................................      85

12.   Miscellaneous...............................................      85

      a.    Notices...............................................      85
      b.    Expenses..............................................      87
      c.    Governing Law.........................................      87
      d.    Severability; Interpretation..........................      87
      e.    Headings..............................................      88
      f.    Entire Agreement......................................      88
      g.    Counterparts..........................................      88

Exhibits
- --------
Exhibit 1 - Articles of Amendment
Exhibit 2 - Articles Supplementary
Exhibit 3 - Registration Rights Agreement
Exhibit 4 - Rights Agreement Amendment
Exhibit 5 - Charter of A&A
Exhibit 6 - By-laws of A&A

                       STOCK PURCHASE AND SALE AGREEMENT


            STOCK PURCHASE AND SALE AGREEMENT ("AGREEMENT") dated as of June 6, 1994, between ALEXANDER & ALEXANDER SERVICES
INC., a Maryland corporation ("A&A"), and AMERICAN
INTERNATIONAL GROUP, INC., a Delaware corporation ("AIG").

            WHEREAS, A&A desires to sell to one or more of AIG and its wholly-owned subsidiaries as designated by AIG (the "Purchasers" and each a "Purchaser"), and the Purchaser or Purchasers desire to purchase, an aggregate of 4,000,000 shares (the "Shares") of 8% Series B Cumulative Convertible Preferred Stock, par value $1.00 per share, of A&A (the "Series B Stock") for the consideration and upon the terms and subject to the conditions set forth herein.

            NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, each of A&A and AIG agree as follows:

            1.    Definitions; Certain References.

            a. Definitions. The terms defined in this Sec-tion 1, whenever used in this Agreement, shall have the following meanings for all purposes of this Agreement:

            "A&A" has the meaning set forth in the first paragraph of this Agreement.

            "Act" means the Securities Act of 1933, as amended.

            "Affiliate" has the meaning set forth in Rule 12b-2 under the Exchange Act.

            "AIG" has the meaning set forth in the first paragraph of this Agreement.

            "AIG Group" has the meaning set forth in Section 7.a.

            "Annual Report" has the meaning set forth in Section
3.a.9(A)(i).

            "Articles of Amendment" means the Articles of Amendment of the Charter of A&A, to be filed for record by A&A, subject to the approval thereof by the stockholders of A&A as contemplated by Section 3.a.3, with the State Department of Assessments and Taxation of Maryland on or prior to the date and time of the Closing, a true and correct copy of which is attached as Exhibit 1 hereto.

            "Articles Supplementary" means the Articles
Supplementary classifying 6,200,000 shares of A&A's preferred stock as Series B Stock, to be filed for record by A&A with the State Department of Assessments and Taxation of Maryland on or prior to the date and time of the Closing, a true and correct copy of which is attached as Exhibit 2 hereto.

            "Charter" means the Articles of Restatement of the charter of A&A as filed for record with the State Department of Assessments and Taxation of Maryland, as amended to date and as it is to be amended by the Articles of Amendment.

            "Class A Common Stock" means the Class A Common
Stock, par value $.00001 per share, of A&A.

            "Class C Common Stock" means the Class C Common
Stock, par value $1.00 per share, of A&A.

            "Class D Common Stock" means the Class D Common
Stock, par value $1.00 per share, of A&A, to be created by A&A as described in the Articles of Amendment.

            "Closing" has the meaning set forth in Section 2.a of this Agreement.

            "Closing Date" has the meaning set forth in Sec-tion 2.a of this Agreement.

            "Common Stock" means the common stock, par value
$1.00 per share, of A&A.

            "Conversion Shares" means the shares of Class D
Common Stock issuable or issued upon conversion of the Shares pursuant to the terms of this Agreement and the Articles
Supplementary.

            "Encumbrances" has the meaning set forth in Section
4.g of this Agreement.

            "Environmental Laws" has the meaning set forth in
Section 4.k of this Agreement.

            "ERISA" has the meaning set forth in Section 4.u of this Agreement.

            "Exchange Act" means the Securities Exchange Act of
1934, as amended.

            "Exchange Shares" means the shares of Common Stock issuable or issued in exchange for the Conversion Shares (or, in the case of a registered public offering of Series B Stock, upon conversion of Series B Stock) pursuant to the terms of this Agreement and the Charter.

            "Incorporated Document" has the meaning set forth in
Section 3.a.9(A)(v) of this Agreement.

            "Licenses" has the meaning set forth in Section 4.l of this Agreement.

            "Material Adverse Effect" has the meaning set forth in Section 4.f of this Agreement.

            "Proxy Statement" means the proxy statement with respect to the transactions contemplated by this Agreement sent to the holders of Common Stock, Class A Common Stock and
Class C Common Stock in compliance with the Exchange Act, as the same may be amended or supplemented.

            "Purchase Price" means, in the case of each Purchaser, $50 multiplied by the number of Shares to be purchased by such Purchaser and $200,000,000 in the aggregate.

            "Purchaser" has the meaning set forth in the first recital of this Agreement.

            "Purchasers" has the meaning set forth in the first recital of this Agreement.

            "Registrable Securities" means the Series B Stock, the Conversion Shares, the Exchange Shares and any other securities issued or issuable with respect to the Series B Stock, the Conversion Shares or the Exchange Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization; provided, however, that a security ceases to be a Registrable Security when it is no longer a Transfer Restricted Security.

            "Registration Rights Agreement" means the
Registration Rights Agreement to be dated as of the date of the Closing among A&A and the Purchasers party thereto, in the form attached as Exhibit 3 hereto, as amended, supplemented and modified from time to time in accordance with the terms thereof.

            "Restricted Securities" has the meaning set forth in
Section 7.a(i) of this Agreement.

            "Rights Agreement" means the Rights Agreement between A&A and First Chicago Trust Company of New York, dated as of
June 11, 1987, as amended and restated on March 22, 1990, as amended on April 21, 1992 and as it is to be amended pursuant to Section 3.a.6 hereof.

            "Rights Agreement Amendment" has the meaning set forth in Section 3.a.6 of this Agreement.

            "SEC" means the Securities and Exchange Commission.

            "SEC Documents" means all documents filed by A&A with the SEC since January 1, 1993.

            "Series B Stock" has the meaning set forth in the first recital of this Agreement.

            "Shares" has the meaning set forth in the first recital of this Agreement.

            "Significant Subsidiary" means each of Alexander & Alexander Services UK plc, Reed Stenhouse Companies Limited and each other Subsidiary of A&A that had consolidated assets at December 31, 1993 with a book value, net of intercompany accounts, in excess of 10% of the consolidated assets of A&A at such date or that, net of intercompany items, contributed more than 10% to the consolidated revenues or consolidated operating income of A&A for the year ended December 31, 1993.

            "Special Event" has the meaning specified in the Articles Supplementary.

            "Standstill Period" has the meaning set forth in
Section 7.c of this Agreement.

            "Subsidiary" means, with respect to any person, any corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, or other entity analogous to any of the foregoing of which a majority of the equity ownership (whether voting stock or comparable interest) is, at the time, owned, directly or indirectly by such person.

            "Transaction Documents" means the Articles of Amendment, the Articles Supplementary, the Rights Agreement
Amendment and the Registration Rights Agreement.

            "Transfer Restricted Security" means a share of Series B Stock, a Conversion Share, an Exchange Share and any other security which is a Registrable Security until such share of Series B Stock, Conversion Share, Exchange Share or other security (i) has been effectively registered under the Act and disposed of in accordance with a registration statement filed under the Act covering it or (ii) is distributed to the public pursuant to Rule 144 under the Act.

            2.    Closing.

            a. Time and Place of the Closing. The Closing (the "Closing") shall take place at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York, at 10:00 A.M., New York time, on the third business day following the first date on which the conditions to Closing set forth in Section 3 hereof have first been satisfied or waived. A&A shall give AIG two business days prior written notice of the date the Closing is scheduled to occur. The "Closing Date" shall be the date the Closing occurs.

            b. Transactions at the Closing. At the Closing, subject to the terms and conditions of this Agreement, A&A shall issue and sell to AIG and the other Purchasers and AIG shall purchase, or shall cause the other Purchasers to purchase, the Shares. At the Closing, A&A shall deliver to each Purchaser a certificate or certificates representing the number of Shares to be purchased by such Purchaser as reflected in a schedule delivered to A&A one business day prior to the Closing registered in the name of such Purchaser or its nominee against payment of the Purchase Price with respect thereto by wire transfer of immediately available funds to an account or accounts previously designated by A&A.

            3.    Conditions to the Closing.

            a. Conditions Precedent to the Obligations of the Purchasers. The obligations of the Purchasers to be discharged under this Agreement on or prior to the Closing are subject to satisfaction of the following conditions at or prior to the Closing (unless expressly waived in writing by AIG at or prior to the Closing):

            1. Compliance by A&A. All of the terms, covenants and conditions of this Agreement to be complied with and performed by A&A at or prior to the Closing shall have been complied with and performed by it in all material respects, and the representations and warranties made by A&A in this Agreement shall be true and correct in all material respects at and as of the Closing, with the same force and effect as though such representations and warranties had been made at and as of the Closing, except for changes expressly contemplated by this Agreement and except for representations and warranties that are made as of a specific time which shall be true and correct in all material respects only as of such time.

            2. No Legal Action. No action, suit, investigation or other proceeding relating to the transactions contemplated hereby shall have been instituted or threatened before any court or by any governmental body which presents a substantial risk of the restraint or prohibition of the transactions contemplated hereby or the obtaining of material damages or other material relief in connection therewith.

            3. Amendment of Charter. The Articles of Amendment shall have been duly approved by the required holders of A&A's stock, shall have been filed with the State
      Department of Assessments and Taxation of Maryland and shall have become effective.

            4. Shareholder Approval. The transactions contemplated by this Agreement, including the issuance of the Series B Stock, the Conversion Shares and the Exchange Shares, shall have been duly approved by the holders of A&A's stock as required by the rules of the New York Stock Exchange, Inc. and any other securities exchange on which the Common Stock is listed.

            5. Stock Exchange Listing. The Exchange Shares shall have been approved for listing, subject to notice of issuance, by the New York Stock Exchange, Inc. and any other securities exchange on which the Common Stock is listed.

            6. Rights Agreement. The Rights Agreement shall have been amended by an amendment in the form of Exhibit 4 hereto (the "Rights Agreement Amendment") and shall otherwise be in full force and effect and not have been otherwise amended, modified or supplemented on or after the date of this Agreement.

            7. Regulatory Matters. AIG shall be satisfied in its sole discretion as to the non-applicability of the insurance holding company and broker-controlled insurer statutes of each jurisdiction (x) in the United States of America or any state, territory or possession thereof and
      (y) each other jurisdiction wherever located which is material to the conduct of the business conducted by it and its Subsidiaries, in each case with respect to the purchase and holding by the Purchasers of the Series B Stock, the Conversion Shares and the Exchange Shares (including the receipt of such approvals or advice from regulatory authorities with respect thereto as AIG may determine). AIG shall be satisfied as to the applicability of foreign investment and other similar laws or regulations of each jurisdiction outside the United States of America where AIG or its subsidiaries or A&A or its Subsidiaries conduct business with respect to the purchase and holding by the Purchasers of the Series B Stock, the Conversion Shares and the Exchange Shares such that the application of such laws or regulations would not in its reasonable discretion have, individually or in the aggregate, a material adverse effect on AIG and its subsidiaries taken as a whole or A&A and its Subsidiaries taken as a whole.

            8.    Insurance Arrangement.  On or before July 5,
      1994, A&A shall have entered into an insurance or reinsurance arrangement with respect to its discontinued operations that is reasonably satisfactory to AIG with an insurer reasonably satisfactory to AIG.

            9.    Legal Opinions.

                  (A) A&A shall have furnished to the Purchasers on the Closing Date the opinion of Ronald J.
            Roessler, Senior Vice President and General Counsel of A&A, dated the Closing Date, in form reasonably satisfactory to the Purchasers, to the effect that:

                        (i)  each of A&A and the Significant
                  Subsidiaries has been duly incorporated and, where applicable, is validly existing as a corporation in good standing under the laws of the jurisdiction in which it is chartered or organized, with full corporate power and authority to own its properties and conduct its business as described in A&A's Annual Report on Form 10-K for the year ended December 31, 1993 as filed with the SEC ("Annual Report"); A&A is duly qualified to do business as a foreign corporation and is in good standing under the laws of New York; Alexander Reinsurance Intermediaries Inc. is duly qualified to do business as a foreign corporation and is in good standing under the laws of Connecticut;

                       (ii)  all the outstanding shares of stock of
                  each Significant Subsidiary have been duly and validly authorized and issued and are full paid and nonassessable (or, with respect to foreign subsidiaries, have similar status), and all outstanding shares (except for directors' qualifying shares) of stock of the Significant Subsidiaries are owned by A&A either directly or through wholly-owned subsidiaries (except as set forth in Exhibit 21 to A&A's Annual Report and as disclosed in a single writing from A&A to AIG specifically identified as such and dated the date hereof) free and clear of any perfected security interest and, to the best knowledge of such counsel, any other security interests, claims, liens or encumbrances, except where the failure to so own the stock of a Significant Subsidiary would not have a Material Adverse Effect;

                      (iii)  to the actual knowledge of such
                  counsel, neither A&A nor any of the Significant Subsidiaries incorporated under the laws of New York or Maryland is in violation of any term or provision of (A) its charter or bylaws or
                  (B) any judgment, decree or order specifically applicable to A&A or such Significant Subsidiary, or any applicable United States federal,

                  New York or Maryland statute, rule or
                  regulation, except with respect to clause (B) of this paragraph (iii) such violations which would not individually or in the aggregate have a Material Adverse Effect;

                       (iv)  except as set forth in the Annual
                  Report or in A&A's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 (the "Quarterly Report"), to the actual knowledge of such counsel no default exists, and no event has occurred which with notice, lapse of time, or both, would constitute a default, in the due performance and observance of any term, covenant or condition of any debt agreement to which A&A or any of the Significant Subsidiaries is a party or by which it or any of them is bound, except such defaults which would not individually or in the aggregate have a Material Adverse Effect;

                        (v)  to the actual knowledge of such
                  counsel, there is no pending or threatened action or suit or proceeding before any court or governmental agency or body or any arbitrator involving A&A or any of the Subsidiaries which is reasonably likely to have a Material Adverse Effect and which is not adequately disclosed in the Annual Report, the Quarterly Report, another SEC Document filed after the date of this Agreement or a document filed with the SEC and incorporated by reference therein ("Incorporated Document") after the date of this Agreement;

                       (vi)  to the actual knowledge of such
                  counsel, there is no pending or threatened action, suit or proceeding before any court or governmental agency or body or any arbitrator to which A&A is a party that questions the validity of this Agreement or the Registration Rights Agreement or any action to be taken pursuant hereto or thereto, with only such exceptions as shall have been disclosed in reasonable detail to AIG;

                      (vii) A&A's authorized equity capitalization is as set forth in Section 4.b of this Agreement; the outstanding shares of stock of A&A have been duly and validly authorized and issued and are full paid and nonassessable; and the holders of outstanding shares of stock of A&A are not entitled pursuant to A&A's Charter or bylaws or any agreement known to such counsel to preemptive or other rights to subscribe for the Shares, the Conversion Shares or the Exchange Shares;

                     (viii) A&A has all requisite corporate power and authority, and has taken all requisite corporate action, necessary to enter into this Agreement, the Rights Agreement Amendment and the Registration Rights Agreement, to carry out the provisions and conditions of this Agreement, the Rights Agreement Amendment and the Registration Rights Agreement and the transactions contemplated in this Agreement, the Rights Agreement Amendment and the Registration Rights Agreement, to issue and sell the Shares in the manner contemplated by this Agreement, to issue shares of Series B Stock as dividends on the Shares (subject only to declaration by the Board of Directors of A&A), to issue the Conversion Shares issuable upon conversion of the Series B

                  Stock, to issue Exchange Shares upon the exchange of shares of Class D Common Stock or (in the case of a registered public offering of the Series B Stock) conversion of the shares of Series B Stock as provided for in the Charter and Articles Supplementary and to otherwise perform its obligations hereunder;

                       (ix)  the issuance and sale of the Shares in
                  the manner contemplated herein, the issuance of the Conversion Shares issuable upon conversion of shares of the Series B Stock in accordance with the terms of the Charter and the Articles Supplementary, the issuance of the Exchange Shares upon exchange of the Class D Common Stock or (in the case of a registered public offering of the Series B Stock) conversion of shares of the Series B Stock in accordance with the terms of the Charter and the Articles Supplementary, the execution, delivery and performance by A&A of this Agreement, the Rights Agreement
                  Amendment and the Registration Rights Agreement and the consummation of any other transaction contemplated in this Agreement, the Rights

                  Agreement Amendment and the Registration Rights Agreement, and the performance, as of the Closing Date if performed on such date, by A&A of the obligations under the Charter and the Articles Supplementary will not conflict with, result in a breach or violation of, or constitute a default under (A) the charter or bylaws of A&A or any of its Subsidiaries or
                  (B) the terms of any indenture or other
                  agreement or instrument known to such counsel and to which A&A or any of its Subsidiaries is a party or by which it or any of them is bound, or
                  (C) any judgment, order or decree known to such counsel to be specifically applicable to A&A or any of its Subsidiaries of any court, regulatory body, administrative agency, governmental body or arbitrator, except with respect to clauses (B) and (C) of this paragraph (ix), such conflicts, breaches, violations or defaults which would not, individually or in the aggregate, have a Material Adverse Effect; and

                        (x)  those provisions of any contract or
                  agreement that are described in the Annual

                  Report conform in all material respects to the description thereof contained in the Annual
                  Report.

            Such counsel shall state that, without independent check or verification of the factual accuracy or completeness of the Annual Report or the Quarterly Report (except to the limited extent set forth in paragraphs (iv), (v), (vii) and (x) above) or the Proxy Statement, no facts have come to the attention of such counsel which causes such counsel to believe that the statements in the Annual Report and the Quarterly Report at their respective filing dates with the SEC or the Proxy Statement at its mailing date and the date of the meeting of shareholders to which it relates (other than the financial statements and other financial and statistical information contained therein, as to which such counsel need express no belief) contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            In rendering such opinion, such counsel may rely (A) as to matters involving the application of laws other than the laws of the States of Maryland and New York or the federal laws of the United States, to the extent such counsel deems proper and specifies in such opinion, upon the opinion of other counsel of good standing believed by such counsel to be reliable and which opinion and counsel are satisfactory to the Purchasers (provided that such counsel states that the Purchasers are justified in relying on such specified opinion or opinions), and (B) as to matters of fact, to the extent such counsel deems proper, on certificates of responsible officers of A&A and public officials.

                  (B) A&A shall have furnished to the Purchasers on the Closing Date the opinion of Debevoise &
            Plimpton, special counsel for A&A, dated the Closing
            Date, in form reasonably satisfactory to the Purchasers, to the effect that:

                        (i)  to the actual knowledge of such
                  counsel, there is no pending or threatened action, suit or proceeding before any court, or governmental agency or body or any arbitrator to which A&A is or is threatened to be made a party that questions the validity of this Agreement, the

                  Rights Agreement Amendment or the Registration
                  Rights Agreement or any action to be taken pursuant hereto or thereto;

                       (ii)  the certificates representing the
                  Shares are in valid and sufficient form; and the holders of outstanding shares of stock of A&A are not entitled pursuant to A&A's Charter or the Articles Supplementary or bylaws to preemptive or other rights as shareholders to subscribe for the Series B Stock or the Conversion Shares issuable upon conversion of the Series B Stock or the shares of Common Stock issuable upon exchange for Class D Stock or (in the case of a registered public offering of Series B Stock) conversion of Series B Stock;

                      (iii) the Series B Stock and the Articles of Amendment and the Articles Supplementary have been duly authorized, and, when issued and delivered in accordance with the terms of this Agreement and as a dividend on shares of Series B Stock, the Series B Stock will be validly issued, full paid and nonassessable;

                       (iv)  upon due execution, issuance and
                  delivery in accordance with this Agreement, the Charter and the Articles Supplementary, the Shares will be convertible into the Conversion Shares or (in the case of a registered public offering of the Series B Stock) into the Exchange Shares in accordance with the terms of the Charter and the Articles Supplementary; the Conversion Shares issuable upon such conversion have been duly authorized and validly reserved for issuance upon conversion and, when so issued upon conversion in accordance with the terms of the Charter and the Articles Supplementary, will be validly issued, full paid, and nonassessable; the shares of Common Stock issuable upon exchange of the Class D Common Stock or (in the case of a registered public offering of the Shares) upon conversion of the Series B Stock have been duly authorized and validly reserved for issuance upon exchange of the Class D Common Stock or conversion of the Series B Stock, and when so issued upon exchange or conversion in accordance with the terms of the Charter and the

                  Articles Supplementary will be validly issued, full paid and nonassessable; the holders of shares of the Series B Stock, Conversion Shares, or Exchange Shares of A&A will not be subject to personal liability for obligations of A&A by reason of being such holders; all consents, approvals, authorizations, orders, registration and qualifications of or with any New York, Maryland or Federal court or governmental agency or body, if any, and all corporate approvals and authorizations, required to be obtained or taken by A&A for or in connection with the authorization, issuance and delivery of the Series B Stock and for the consummation of the transactions contemplated hereby have been validly and sufficiently obtained or taken (other than the declaration of dividends on Series B Stock in Series B Stock) and are in full force and effect, except such as may be required under the securities or blue sky laws of any jurisdiction in connection with the purchase and distribution of the Series B Stock by the Purchasers and such other approvals (specified in such opinion) as have been obtained;

                        (v)  each of this Agreement, the Rights
                  Agreement Amendment and the Registration Rights Agreement has been duly authorized, executed and delivered by A&A and, assuming due authorization, execution and delivery thereof by the other parties hereto and thereto, is the valid and binding obligation of A&A, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law);

                       (vi)  the issuance and sale of the Series B
                  Stock in the manner contemplated herein, the issuance of the Conversion Shares issuable upon conversion of shares of the Series B Stock in accordance with the terms of the Charter and the Articles Supplementary, the issuance of the Exchange Shares upon exchange of the Class D

                  Common Stock or (in the case of a registered public offering of Series B Stock) upon conversion of the Series B Stock in accordance with the terms of the Charter and the Articles Supplementary, the execution, delivery and performance by A&A of this Agreement, the Rights Agreement Amendment and the Registration Rights Agreement and the consummation of any other of the transactions contemplated in this Agreement, the Rights Agreement Amendment and the Registration Rights Agreement, and the performance, as of the Closing Date if performed on such date, by A&A of the obligations under the Charter and the Articles Supplementary will not conflict with, result in a violation or breach of, or constitute a default under (A) the charter or bylaws of A&A or (B) any United States federal, Maryland or New York statute, rule or regulation applicable to A&A or any of the Significant Subsidiaries, except with respect to clause (B) of this paragraph (vi), such conflicts, breaches, violations or defaults which would not have a Material Adverse Effect;

                      (vii)  A&A is not an "investment company"
                  within the meaning of the Investment Company Act of 1940, as amended; and

                     (viii) in connection with the offer and sale of the Shares and the delivery of the certificates representing the Shares delivered on such Closing Date by A&A to the Purchasers pursuant to this Agreement, and assuming the correctness of all representations and warranties made by the Purchasers in Section 5.c and by A&A in Section 4.y, it is not necessary to register such Shares under the Act.

            Such counsel shall state that (x) such counsel have not themselves checked the accuracy and completeness of, or otherwise verified, and are not passing upon and assume no responsibility for the accuracy or completeness of, the statements contained in the Proxy Statement, and (y) in the course of such counsel's review and discussion of the contents of the Proxy Statement with certain officers and employees of A&A, including its general counsel and his staff, the Purchasers and their counsel and A&A's independent accountants, but without independent check or verification, no facts have come to the attention of such counsel which causes such counsel to believe that the statements in the Proxy Statement at its mailing date and the date of the meeting of shareholders to which it relates contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that such counsel need not express any view with respect to the adequacy or accuracy of, or the application of generally accepted accounting principles to, the financial statements or other financial or numerical data included in the Proxy Statement.

            In rendering such opinion, such counsel may (A) rely as to matters involving the application of laws other than the State of New York or the federal laws of the United States, to the extent such counsel deems proper and specifies in such opinion, upon the opinion of other counsel of good standing believed by such counsel to be reliable and which counsel and opinion are satisfactory to the Purchasers (provided that such counsel states that the Purchasers are justified in relying upon such specified opinion or opinions), and (B) rely as to matters of fact, to the extent such counsel deems proper, on certificates of responsible officers of A&A and public officials.

                  (C) The Purchasers shall have received from Cahill Gordon & Reindel, counsel for the Purchasers, such opinion or opinions, dated such Closing Date, with respect to the exemption from registration under the Act for the offer and sale of such Shares and delivery of the Shares by A&A to the Purchasers pursuant to this Agreement, and other related matters as they may reasonably require, and A&A shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.

            10. Registration Rights Agreement. A&A shall have executed and delivered at the Closing for the benefit of the Purchasers and their successors and assigns the Registration Rights Agreement.

            11. Other. A&A shall have furnished to the Purchasers such executed and conformed copies of such other opinions and such certificates, letters and documents as the Purchasers may reasonably request and as are customary for transactions such as those contemplated by this Agreement.

            12. Hart-Scott-Rodino. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated, to the extent applicable.

            13. Articles Supplementary; Articles of Amendment. The Articles Supplementary and the Articles of Amendment shall each have been filed for record with the State Department of Assessments and Taxation of Maryland and shall have become effective.

            14. Exemption from Special Voting Requirements. The Board of Directors of A&A shall have irrevocably taken all action necessary under Section 3-603(c) of the Maryland General Corporation Law to exempt future transactions between A&A and its Subsidiaries, on the one hand, and AIG and its subsidiaries, on the other hand, from the provisions of Subtitle 6 of the Maryland General
      Corporation Law, provided that such exemption shall be applicable only if AIG or its Subsidiaries shall have become "interested stockholders" as a result of the acquisition of securities of A&A in a manner and to an extent permitted by this Agreement.

            15. Special Events. No Special Event shall have occurred on or after the date of this Agreement and on or prior to the Closing, other than the execution and delivery of the Rights Agreement Amendment.

            b. Conditions Precedent to Obligations of A&A. The obligations of A&A to be discharged under this Agreement on or prior to the Closing are subject to satisfaction of the following conditions at or prior to the Closing (unless waived by A&A at or prior to the Closing):

            1. Compliance by AIG. All of the terms, covenants and conditions of this Agreement to be complied with and performed by AIG at or prior to the Closing shall have been complied with and performed by AIG in all material respects, and the representations and warranties made by the Purchasers in this Agreement shall be true and correct in all material respects at and as of the Closing, with the same force and effect as though such representations and warranties had been made at and as of the Closing, except for changes contemplated by this Agreement.

            2. No Legal Action. No action, suit, investigation or other proceeding relating to the transactions contemplated hereby shall have been instituted before any court or instituted or threatened by any governmental body which presents a substantial risk of the restraint or prohibition of the transactions contemplated hereby or the obtaining of material damages or other material relief in connection therewith.

            3. Amendment of Charter. The Articles of Amendment shall have been approved by the required holders of A&A's stock, shall have been filed with the State Department of Assessments and Taxation of the State of Maryland and shall have become effective.

            4. Shareholder Approval. The transactions contemplated by this Agreement, including the issuance of the Series B Stock, the Conversion Shares and the Exchange Shares, shall have been approved by the holders of A&A's capital stock as required by the rules of the New York Stock Exchange, Inc. and any other securities exchange on which the Common Stock is listed.

            5. Regulatory Matters. A&A shall be satisfied in its sole discretion as to the non-applicability of the insurance holding company and broker-controlled insurer statutes of each jurisdiction (x) in the United States of America or any state, territory or possession thereof and
      (y) each other jurisdiction wherever located which is material to the conduct of the business conducted by it and its Subsidiaries, in each case with respect to the purchase and holding by the Purchasers of the Series B Stock, the Conversion Shares and the Exchange Shares (including the receipt of such approvals or advice from regulatory authorities with respect thereto as A&A may determine). A&A shall be satisfied as to the applicability of foreign investment and other similar laws or regulations of each jurisdiction outside the United States of America where A&A or its Subsidiaries or AIG or its Subsidiaries conduct business with respect to the purchase and holding by the Purchasers of the Series B Stock, the Conversion Shares and the Exchange Shares such that the application of such laws or regulations would not in its reasonable discretion have, individually or in the aggregate, a material adverse effect on A&A and its Subsidiaries taken as a whole.

            4. Representations and Warranties of A&A. A&A hereby represents and warrants to each of the Purchasers that, except as specifically disclosed in a single writing from A&A to AIG specifically identified as such and dated the date hereof:

            a. Organization, Good Standing, Power, Authority, Etc. A&A is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. A&A has the full corporate power and authority to execute and deliver this Agreement and each Transaction Document and to perform its obligations under this Agreement and each Transaction Document. A&A has taken all action required by law, its Charter, its by-laws or otherwise required to be taken by it to authorize the execution, delivery and performance by it of this Agreement and each Transaction Document. This Agreement is, and after the Closing each Transaction Document will be, a valid and binding obligation of A&A, enforceable in accordance with their respective terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and general principles of equity and except that rights to indemnity and contribution may be limited by federal or state securities laws or policies underlying such laws. True and complete copies of the Charter and bylaws of A&A as in effect on the date hereof are attached as Exhibits 5 and 6 hereto.

            b. Capitalization of A&A. After giving effect to the Articles of Amendment and the Articles Supplementary the authorized stock of A&A will at the Closing consist of: 200,000,000 shares of Common Stock, of which at May
      1, 1994, 40,766,215 shares were outstanding; 26,000,000
      shares of Class A Common Stock, of which at May 1, 1994, 2,366,690 shares were outstanding; 11,000,000 shares of Class C Common Stock, of which at June 2, 1994, 385,594 shares were outstanding; 40,000,000 shares of Class D
      Common Stock, none of which will be issued and outstanding at the Closing; and 15,000,000 shares of preferred stock, of which (w) 2,300,000 shares have been designated as $3.625 Series A Convertible Preferred Stock and at June 2, 1994, 2,300,000 shares were outstanding, (x) 600,000 shares have been designated as Series A Junior
      Participating Preferred Stock, and at June 2, 1994 none of which were outstanding, and (y) 6,200,000 shares will be designated as Series B Stock, of which 4,000,000 shares will be issued and outstanding at the Closing and 2,200,000 shares will be reserved for issuance to holders of Series B Stock as dividends pursuant to the Charter and the Articles Supplementary. Since May 1, 1994, the
      Company has only issued shares of Common Stock and Class A Common Stock in accordance with the terms of its employee benefit plans as in existence on May 1, 1994, in all cases in the ordinary course of business and in a manner and in amounts consistent with past practice. All of the shares of Series B Stock issued at the Closing or issued as dividends pursuant to the Charter and the Articles Supplementary will be duly authorized, validly issued, full paid and nonassessable and entitled to the benefits of, and have the terms and conditions set forth in, the Charter and the Articles Supplementary. The Conversion Shares will be duly authorized and will be reserved for such issuance and, when issued in accordance with the Charter and the Articles Supplementary, will be duly and validly issued, full paid and nonassessable. The Exchange Shares are duly authorized and, when issued in accordance with the Charter and the Articles Supplementary, will be duly and validly issued, full paid and nonassessable. All outstanding shares of stock of A&A have been duly authorized, are validly issued, full paid and nonassessable and have been issued in compliance with applicable federal and state securities laws. The shareholders of A&A have no preemptive or similar rights with respect to the securities of A&A. No further approval or authority of the shareholders or of the Board of Directors of A&A will be required for the consummation by A&A of the transactions contemplated by this Agreement and each of the Transaction Documents, except for the declaration of dividends on Series B Stock in Series B Stock and such as have been obtained or made and are in full force and effect.

            c. Registration Rights. Each Purchaser shall, by virtue of its purchase of Shares hereunder, be a holder of Registrable Securities, as defined in the Registration Rights Agreement, and be entitled to the rights of such a holder under the Registration Rights Agreement.

            d. SEC Documents. Each of the SEC Documents, as of the date of its filing with the SEC, did not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            e. Proxy Statement. The Proxy Statement will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            f. Authority and Qualification of A&A. A&A has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the SEC Documents and as currently owned or leased and conducted. A&A is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership, leasing or operation of property requires such qualification, other than any failure to be so qualified or in good standing as would not singly or in the aggregate with all such other failures reasonably be expected to have a material adverse effect on the assets, liabilities, results of operations, prospects or condition (financial or otherwise) of A&A and the Subsidiaries taken as a whole (each a "Material Adverse Effect").

            g. Subsidiaries. Exhibit 21 to the Annual Report is a true, accurate and correct statement of all of the information required to be set forth therein by the regulations of the SEC. Each Subsidiary has been duly incorporated or organized and is validly existing as a corporation or other legal entity in good standing under the laws of the jurisdiction of its incorporation or formation, has the corporate or other power and authority to own, lease and operate its properties and to conduct its business as described in the SEC Documents and as currently owned or leased and conducted and is duly qualified to transact business as a foreign corporation or other legal entity and is in good standing (if applicable) in each jurisdiction in which the conduct of its business or its ownership, leasing or operation of property requires such qualification, other than any failure to be so qualified or in good standing as would not singly or in the aggregate with all such other failures reasonably be expected to have a Material Adverse Effect. Except as disclosed in the SEC Documents filed with the SEC prior to the date of this Agreement, all of the outstanding capital stock of each Subsidiary has been duly authorized and validly issued, is fully paid and nonassessable and is owned by A&A, directly or through Subsidiaries (other than directors' qualifying shares), free and clear of any mortgage, pledge, lien, security interest, restriction upon voting or transfer, claim or encumbrance of any kind ("Encumbrance") (other than such transfer restrictions as may exist under federal and state securities laws), and there are no rights granted to or in favor of any third party (whether acting in an individual, fiduciary or other capacity) other than A&A to acquire any such capital stock, any additional capital stock or any other securities of any Subsidiary.

            h. Outstanding Securities. Except as set forth in the SEC Documents filed with the SEC prior to the date of this Agreement and except as contemplated by this Agreement, there are no outstanding (A) securities or obligations of A&A convertible into or exchangeable for any capital stock of A&A, (B) warrants, rights or options to subscribe for or purchase from A&A any such capital stock or any such convertible or exchangeable securities or obligations or (C) obligations of A&A to issue such shares, any such convertible or exchangeable securities or obligations, or any such warrants, rights or options.

            i. No Contravention, Conflict, Breach, Etc. The execution, delivery and performance of each of this Agreement and each of the Transaction Documents by A&A and the consummation of the transactions herein and therein contemplated will not (A) contravene any provision of the charter, by-laws or other organization documents of it or of any of the Subsidiaries, or (B) conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any assets or properties of it or of any of the Subsidiaries under, any statute, rule, regulation, order or decree of any governmental agency or body or any court having jurisdiction over it or the Subsidiaries or any of its or their respective properties, assets or operations, or any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, permit, license or other agreement or instrument to which it or any of the Subsidiaries is a party or by which it or any such Subsidiary is bound or to which any of the properties, assets or operations of it or any such Subsidiary is subject which conflict, breach, violation, default, creation or imposition has, or will have, individually or in the aggregate, a Material Adverse Effect.

            j. Consents. No consent, approval, authorization, order, registration, filing or qualification of or with any (A) court or (B) government agency or body or
      (C) other third party (whether acting in an individual, fiduciary or other capacity) is required for the consummation of the transactions contemplated by this Agreement or by any of the Transaction Documents to be performed by A&A, except (1) such as will have been obtained and made and will be in full force and effect as of the Closing and (2) such as may be required under the Act and state securities laws in connection with the performance by A&A of its obligations under the Registration Rights Agreement.

            k. No Existing Violation, Default, Etc. Neither A&A nor any of the Subsidiaries is in violation of (A) its charter, by-laws or other organization documents or
      (B) any applicable law, ordinance, administrative or governmental rule or regulation or (C) any order, decree or judgment of any court of governmental agency or body having jurisdiction over A&A or any Subsidiary. The properties, assets and operations of A&A and the Subsidiaries are in compliance in all material respects with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety and to the protection and clean-up of the natural environment and activities or conditions related thereto, including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous materials (collectively, "Environmental Laws"), other than any such failure to be in compliance as would not singly or in the aggregate with all such other failures reasonably be expected to have a Material Adverse Effect. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, to the best knowledge of A&A, after due inquiry, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of A&A or any of the Subsidiaries that may interfere with or prevent compliance or continued compliance in all material respects with applicable Environmental Laws, other than any such interference or prevention as would not singly or in the aggregate with any such other interference or prevention reasonably be expected to have a Material Adverse Effect. The term "hazardous materials" shall mean those substances that are regulated by or form the basis for liability under any applicable Environmental Laws.

            Except as set forth in SEC Documents filed with the SEC prior to the date of this Agreement, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by A&A of the transactions contemplated by this Agreement or any of the Transaction Documents, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, permit, license or other agreement or instrument to which A&A or any of the Subsidiaries is a party or by which A&A or any such Subsidiary is bound or to which any of the properties, assets or operations of A&A or any such Subsidiary is subject.

            l. Licenses and Permits. A&A and the Subsidiaries have such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate governmental agencies and bodies ("Licenses") as are necessary to own, lease or operate their properties and to conduct their businesses in the manner described in the SEC Documents and as currently owned or leased and conducted and all such Licenses are valid and in full force and effect except such licenses which the failure to have or to be in full force and effect individually or in the aggregate do not have a

      Material Adverse Effect. To the best of A&A's knowledge, after due inquiry, A&A and the Subsidiaries are in compliance in all material respects with their respective obligations under such Licenses, with such exceptions as individually or in the aggregate do not have a Material Adverse Effect, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of such Licenses.

            m. Title to Properties. A&A and the Subsidiaries have sufficient title to all material properties (real and personal) owned by A&A and the Subsidiaries which are necessary for the conduct of the business of A&A and the Subsidiaries as described in the SEC Documents and as currently conducted, free and clear of any Encumbrance that may materially interfere with the conduct of the business of A&A and the Subsidiaries, taken as a whole, and to the best of A&A's knowledge, after due inquiry, all material properties held under lease by A&A or the Subsidiaries are held under valid, subsisting and enforceable leases.

            n. Environmental Matters. Neither A&A nor any of the Subsidiaries is the subject of any federal, state, local or foreign investigation, and neither A&A nor any of the Subsidiaries has received any notice or claim (or is aware of any facts that would form a reasonable basis for any claim), nor entered into any negotiations or agreements with any third party, relating to any material liability or remedial action or potential material liability or remedial action under Environmental Laws, nor are there any pending, reasonably anticipated or, to the best knowledge of A&A, threatened actions, suits or proceedings against or affecting A&A, any of the Subsidiaries or their properties, assets or operations in connection with any such Environmental Laws.

            o. Taxes. A&A and the Subsidiaries have filed all federal, and all material state, local and foreign, tax returns which, to the best knowledge of A&A's officers, are required to be filed, and each has paid all taxes as shown on such returns and on assessments received by it to the extent that such taxes and assessments have become due. United States Federal income tax returns of A&A and its Subsidiaries have been examined and closed through the fiscal year ended December 31, 1978. The charges, accruals and reserves on the books of A&A and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of A&A, adequate.

            p. Litigation. Except as set forth in SEC Documents filed with the SEC prior to the date of this Agreement, there are no pending actions, suits, proceedings, arbitrations or investigations against or affecting A&A or any of the Subsidiaries or any of their respective properties, assets or operations, or with respect to which A&A or any of the Subsidiaries is responsible by way of indemnity or otherwise, that are required under the Exchange Act to be described in such SEC Documents, that questions the validity of this Agreement or any of the Transaction Documents or any action to be taken pursuant to this Agreement or any of the Transaction Documents, or that would singly or in the aggregate, with all such other actions, suits, investigations or proceedings, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or could reasonably be expected to have a material adverse effect on the ability of A&A to perform its obligations under this Agreement or any of the Transaction Documents; and, to the best knowledge of A&A, after due inquiry, except as set forth in SEC Documents filed with the SEC prior to the date of this Agreement, no such actions, suits, proceedings or investigations are threatened or contemplated and there is no basis for any such action, suit, proceeding or investigation.

            q. Labor Matters. No labor disturbance by the employees of A&A or any of the Subsidiaries that has had or that is reasonably likely to have a Material Adverse Effect exists or, to the best knowledge of A&A, after due inquiry, is threatened.

            r. Contracts. All of A&A's material contracts that are required to be described in the SEC Documents or to be filed as exhibits thereto are described in the SEC
      Documents or filed as exhibits thereto and are in full force and effect. Neither A&A nor any of the Subsidiaries nor, to the best knowledge of A&A, any other party is in breach of or default under any such contracts except for such breaches and defaults as in the aggregate have not had and would not have a Material Adverse Effect.

            s. Finder's Fees. No broker, finder or other party is entitled to receive from A&A, any of the Subsidiaries or any other person any brokerage or finder's fee or any other fee, commission or payment as a result of the transactions contemplated by this Agreement for which any Purchaser would have any liability or responsibility.

            t. Financial Statements. The audited consolidated financial statements and related schedules and notes included in the SEC Documents comply in all material respects with the requirements of the Exchange Act and the Act and the rules and regulations of the SEC thereunder, were prepared in accordance with generally accepted accounting principles consistently applied throughout the period involved and fairly present the financial condition, results of operations, cash flows and changes in stockholders' equity of the A&A and the Subsidiaries at the dates and for the periods presented. The unaudited quarterly consolidated financial statements and the related notes included in the SEC Documents present fairly the financial condition, results of operations and cash flows of A&A and the Subsidiaries at the dates and for the periods to which they relate, subject to year-end audit adjustments (consisting only of normal recurring accruals), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis except as otherwise stated therein and have been prepared on a basis substantially consistent with that of the audited financial statements referred to above except as otherwise stated therein.

            u. ERISA. Each Plan complies in all material respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Internal Revenue Code of 1986, as amended (the "Code") and all other applicable statutes and governmental rules and regulations, and
      (i) no "reportable event" (within the meaning of Sec-tion 4043 of ERISA) has occurred with respect to any Plan,
      (ii) neither A&A nor any of its ERISA Affiliates has withdrawn from any Plan or Multiemployer Plan or instituted steps to do so, and (iii) no steps have been instituted to terminate any Plan. No condition exists or event or transaction has occurred in connection with any Plan which could result in the incurrence by A&A or any of its ERISA Affiliates of a material liability. No Plan, or any trust created thereunder, has incurred any "accumulated funding deficiency" as defined in Section 302 of ERISA, whether or not waived. To the best knowledge of A&A, there are no actions, suits or claims pending or threatened (other than routine claims for benefits) with respect to any Plan. Neither A&A nor any of its ERISA Affiliates has incurred or reasonably expects to incur any material liability under or pursuant to Title IV of ERISA. No prohibited transactions described in Section 406 of ERISA or

      Section 4975 of the Code have occurred which could result in material liability to A&A or its Subsidiaries. Neither A&A nor any of its ERISA Affiliates has incurred or expects to incur any "withdrawal liability" (within the meaning of Part 1 of Subtitle E of Title IV of ERISA). Neither A&A nor any of its ERISA Affiliates has been notified by any Multiemployer Plan that such Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA. As used herein the term "Plan" means a "pension plan", as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Plan) established or maintained by A&A or any of its ERISA Affiliates or as to which A&A or any of its ERISA Affiliates has contributed or otherwise may have any liability. "Multiemployer Plan" shall mean a "multiemployer plan", as such term is defined in
      Section 4001(a)(3) of ERISA, to which A&A or any of its ERISA Affiliates is obligated to contribute or otherwise may have any liability. "ERISA Affiliate" means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with A&A within the meaning of Section 414(b), (c), (m) or
      (o) of the Code and the regulations promulgated under those sections or within the meaning of Section 4001(b) of ERISA and the regulations promulgated thereunder.

            v. Contingent Liabilities. Except as fully reflected or reserved against in the financial statements included in the Annual Report or the Quarterly Report, or disclosed in the footnotes contained in such financial statements, A&A and its Subsidiaries had no liabilities (including tax liabilities) at the date of such financial statements, absolute or contingent, that were material either individually or in the aggregate to A&A and its Subsidiaries taken as a whole. Except as so reflected, reserved, or disclosed, A&A and its Subsidiaries have no commitments which are materially adverse either individually or in the aggregate to A&A and its Subsidiaries taken as a whole. Contingent liabilities arising from the Share Purchase Agreement dated as of October 9, 1987 between Sphere Drake Acquisition (U.K.) Limited and Alexander Stenhouse & Partners Ltd., other than (a) such liabilities arising out of sections 10.4, 10.5, or 10.6(b) of said Agreement or (b) such liabilities as to which recourse under said Agreement is directly or indirectly limited to a purchase price adjustment, are not material relative to the total amount of contingent liabilities arising from said Agreement.

            w. No Material Adverse Change. Since the latest date as of which information is given in the SEC Documents filed prior to June 5, 1994, (A) A&A and the Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent), or entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that could reasonably be expected to result in a Material Adverse Effect; (B) A&A and the Subsidiaries have not sustained any loss or interference with its business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had or that could reasonably be expected to have a Material Adverse Effect; (C) there has been no material change in the indebtedness of A&A and the Subsidiaries, no change in the stock of A&A except for the issuance of shares of Common Stock pursuant to options or conversion rights in existence at the date of this Agreement, and no dividend or distribution of any kind declared, paid or made by A&A on any class of its stock, except for regular quarterly dividends of not more than $0.90625 per share of $3.625 Series A Convertible Preferred Stock and of not more than $0.025 per share of Common Stock, Class A Common Stock and Class C Common Stock (or the equivalent in foreign currency); and (D) there has been no event causing a Material Adverse Effect, nor any development that could, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

            x. Investment Company. A&A is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

            y. Exemption from Registration; Restrictions on Offer and Sale of Same or Similar Securities. Assuming the representations and warranties of the Purchasers set forth in Section 5.c hereof are true and correct in all material respects, the offer and sale of the Shares made pursuant to this Agreement will be exempt from the registration requirements of the Act. Neither A&A nor any person acting on its behalf has, in connection with the offering of the Shares, engaged in (A) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 502(c) under the Act), (B) any action involving a public offering within the meaning of Section 4(2) of the Act, or (C) any action which would require the registration of the offering and sale of the Shares pursuant to this Agreement under the Act or which would violate applicable state securities or "blue sky" laws. A&A has not made and will not make, directly or indirectly, any offer or sale of Shares or of securities of the same or a similar class as the Shares if as a result the offer and sale of Shares contemplated hereby could fail to be entitled to exemption from the registration requirements of the Act. As used herein, the terms "offer" and "sale" have the meanings specified in
      Section 2(3) of the Act.

            z. Use of Proceeds. The net proceeds of the sale of the Shares will be used by A&A and its Subsidiaries for general corporate purposes. A&A intends that such net proceeds will be used for investment in the continuing businesses of A&A and the Subsidiaries and to fund the insurance or reinsurance arrangement referred to in
      Section 3.a.8.

            5.    Representations and Warranties of the
Purchasers. Each Purchaser hereby represents and warrants to A&A that:

            a. Organization, Good Standing, Power, Authority, Etc. Such Purchaser has the full power and authority to execute and deliver this Agreement and the Registration Rights Agreement (to the extent that it is a party thereto), and to perform its obligations under this Agreement and the Registration Rights Agreement. Such Purchaser has taken all action required by law, its charter, its by-laws or otherwise required to be taken by it to authorize the execution and delivery of this Agreement and the Registration Rights Agreement (to the extent that it is a party thereto) and the consummation of the transactions contemplated to be performed by it hereby and thereby. Each of this Agreement and the Registration Rights Agreement (to the extent that it is a party thereto) is a valid and binding agreement of such Purchaser, enforceable in accordance with their respective terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and general principles of equity and except to the extent that rights to indemnity and contribution may be limited by federal or state securities laws or policies underlying such laws.

            b. No Conflicts; No Consents. Neither the execution and delivery of this Agreement and the Registration Rights Agreement (to the extent that it is a party thereto) nor the consummation by such Purchaser of the purchase contemplated hereby will (i) conflict with, or result in a breach of, any provision of its charter or by-laws or (ii) violate any statute or law or any judgment, order, writ, injunction, decree, rule or regulation applicable to the Purchaser and/or any of its subsidiaries. No consent, authorization or approval of, or declaration, filing or registration with, or exemption by, any governmental or regulatory authority is required in connection with the execution and delivery of, and the performance by such Purchaser of its obligations under, this Agreement or the Registration Rights Agreement or the consummation by such Purchaser of the transactions to be performed by it as contemplated hereby and thereby.

            c. Investment Intent, Etc. Such Purchaser (i) has such knowledge, sophistication and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Shares,

      (ii) fully understands the nature, scope and duration of the limitations on transfer contained in this Agreement,
      (iii) can bear the economic risk of an investment in the Shares and can afford a complete loss of such investment, and (iv) is purchasing the Shares for investment and not with a view to, or for a sale in connection with, any public distribution in violation of the Act. Such Purchaser acknowledges (x) receipt of the SEC Documents filed with the SEC prior to the date of this Agreement and
      (y) that such Purchaser has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of A&A concerning the merits and risks of investing in the Shares, and to obtain such additional information that A&A possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy and completeness of the information contained in such SEC Documents.

            6.    Covenants of the Parties.

            a. Restrictive Legends. Each Purchaser represents and warrants to and agrees with A&A that such Purchaser will not dispose of any of such Purchaser's shares of Series B
Stock, Conversion Shares or Exchange Shares (unless, with respect to such Conversion Shares or Exchange Shares, such Conversion Shares or Exchange Shares were previously issued pursuant to an effective registration statement under the Act) except pursuant to (i) an effective registration statement under the Act or (ii) an applicable exemption from registration under the Act. In connection with any sale by a Purchaser pursuant to clause (ii) of the preceding sentence, such Purchaser shall furnish to A&A an opinion of counsel reasonably satisfactory to A&A to the effect that such exemption from registration is available in connection with such sale.

            b. Certificates for Shares and Conversion Shares To Bear Legends. (A) So long as the Series B Stock is
Registrable Securities, they shall be subject to a stop-transfer order and the certificate or certificates therefor shall bear the following legend by which each holder thereof shall be bound:

            "THE SHARES REPRESENTED BY THIS CERTIFICATE
      AND ANY SECURITIES ISSUABLE UPON CONVERSION OR
      EXCHANGE HEREOF MAY NOT BE OFFERED OR SOLD EXCEPT
      PURSUANT TO (i) AN EFFECTIVE REGISTRATION
      STATEMENT UNDER THE SECURITIES ACT OF 1933, OR
      (ii) AN APPLICABLE EXEMPTION FROM REGISTRATION
      THEREUNDER.  ANY SALE PURSUANT TO CLAUSE (ii) OF
      THE PRECEDING SENTENCE MUST BE ACCOMPANIED BY AN
      OPINION OF COUNSEL REASONABLY SATISFACTORY TO
      ALEXANDER & ALEXANDER SERVICES INC. TO THE EFFECT
      THAT SUCH EXEMPTION FROM REGISTRATION IS AVAILABLE
      IN

      CONNECTION WITH SUCH SALE.  IN ADDITION, THE
      VOTING, SALE, ASSIGNMENT, TRANSFER, PLEDGE OR
      HYPOTHECATION OF THE SHARES REPRESENTED BY THIS
      CERTIFICATE IS FURTHER SUBJECT TO RESTRICTIONS
      WHICH ARE CONTAINED IN THE CHARTER, AS AMENDED, OF
      ALEXANDER & ALEXANDER SERVICES INC., IN THE
      ARTICLES SUPPLEMENTARY GOVERNING THESE SHARES AND
      IN A STOCK PURCHASE AND SALE AGREEMENT DATED AS OF
      JUNE 6, 1994, A COPY OF EACH OF WHICH IS ON FILE
      WITH ALEXANDER & ALEXANDER SERVICES INC. AND WILL
      BE FURNISHED BY THE CORPORATION TO THE STOCKHOLDER
      ON REQUEST AND WITHOUT CHARGE."

            (B) So long as the Conversion Shares are Registrable Securities, they shall, unless previously issued pursuant to an effective registration statement under the Act, be subject to a stop-transfer order and the certificate or certificates representing any such Conversion Shares shall bear the following legend by which each holder thereof shall be bound:

            "THE SHARES REPRESENTED BY THIS CERTIFICATE
      AND ANY SHARES OR OTHER SECURITIES ISSUABLE UPON
      EXCHANGE HEREOF MAY NOT BE OFFERED OR SOLD EXCEPT
      PURSUANT TO (i) AN EFFECTIVE REGISTRATION
      STATEMENT UNDER THE SECURITIES ACT OF 1933, OR
      (ii) AN APPLICABLE EXEMPTION FROM REGISTRATION
      THEREUNDER.  ANY SALE PURSUANT TO CLAUSE (ii) OF
      THE PRECEDING SENTENCE MUST BE ACCOMPANIED BY AN
      OPINION OF COUNSEL REASONABLY SATISFACTORY TO
      ALEXANDER & ALEXANDER SERVICES INC. TO THE EFFECT
      THAT SUCH EXEMPTION FROM REGISTRATION IS AVAILABLE
      IN CONNECTION WITH SUCH SALE.  IN ADDITION, THE
      VOTING, SALE, ASSIGNMENT, TRANSFER, PLEDGE OR
      HYPOTHECATION OF THE SHARES REPRESENTED BY THIS
      CERTIFICATE IS FURTHER SUBJECT TO RESTRICTIONS
      WHICH ARE CONTAINED IN THE CHARTER, AS AMENDED, OF
      ALEXANDER & ALEXANDER SERVICES INC. AND IN A STOCK
      PURCHASE AND SALE AGREEMENT DATED AS OF JUNE 6,
      1994, A COPY OF EACH OF WHICH IS ON FILE WITH
      ALEXANDER & ALEXANDER SERVICES INC. AND WILL BE
      FURNISHED BY

                                     -62-
      THE CORPORATION TO THE STOCKHOLDER ON REQUEST AND
      WITHOUT CHARGE."


            (C) So long as the Exchange Shares are Registrable Securities, they shall, unless previously issued pursuant to an effective registration statement under the Act, be subject to a stop-transfer order and the certificate or certificates representing any such Exchange Shares shall bear the following legend by which each holder thereof shall be bound:

            "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY
      NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN
      EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES
      ACT OF 1933, OR (ii) AN APPLICABLE EXEMPTION FROM
      REGISTRATION THEREUNDER.  ANY SALE PURSUANT TO CLAUSE
      (ii) OF THE PRECEDING SENTENCE MUST BE ACCOMPANIED BY
      AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO
      ALEXANDER & ALEXANDER SERVICES INC. TO THE EFFECT
      THAT SUCH EXEMPTION FROM REGISTRATION IS AVAILABLE IN
      CONNECTION WITH SUCH SALE.  IN ADDITION, THE VOTING,
      SALE, ASSIGNMENT, TRANSFER, PLEDGE OR HYPOTHECATION
      OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS
      FURTHER SUBJECT TO RESTRICTIONS WHICH ARE CONTAINED
      IN A STOCK PURCHASE AND SALE AGREEMENT DATED AS OF
      JUNE 6, 1994, A COPY OF EACH OF WHICH IS ON FILE WITH
      ALEXANDER & ALEXANDER SERVICES INC. AND WILL BE
      FURNISHED BY THE CORPORATION TO THE STOCKHOLDER ON
      REQUEST AND WITHOUT CHARGE."


            c. Removal of Legends. After termination of the requirement that all or part of such legend be placed upon a certificate, A&A shall, upon receipt by A&A of evidence reasonably satisfactory to it that such requirement has terminated and upon the written request of the holders of Series B Stock,

Conversion Shares or Exchange Shares, issue certificates for the Shares, Conversion Shares or Exchange Shares, as the case may be, that do not bear such legend.

            d. Pre-Closing Activities. From and after the date of this Agreement until the Closing, each of A&A and AIG shall act with good faith towards, and shall use its best efforts to consummate, the transactions contemplated by this Agreement, and neither A&A nor AIG will take any action that would prohibit or impair its ability to consummate the transactions contemplated by this Agreement.

            e. Information. So long as any of the Series B Stock, the Exchange Shares or the Conversion Shares are outstanding, A&A shall file with the SEC the annual reports and quarterly reports and the information, documents and other reports that are required to be filed with the SEC pursuant to Sections 13 and 15 of the Exchange Act, whether or not A&A has or is required to have a class of securities registered under the Exchange Act and whether or not A&A is then subject to the reporting requirements of the Exchange Act, at the time A&A is or would be required to file the same with the SEC and, promptly after A&A is or would be required to file such reports, information or documents with the SEC, to mail copies of such reports, information and documents to the holders of the Series B Stock, the Exchange Shares and the Conversion Shares at their addresses set forth in the register of Shares and Conversion Shares maintained by the transfer agent therefor.

            f. Restriction on Issuance of Stock. So long as any shares of Series B Stock or any Conversion Shares are outstanding, A&A shall not issue, except upon conversion of Series B Stock or in connection with a stock split, stock combination or dividend with respect to Class D Common Stock, shares of Class D Common Stock.

            g. Restriction on Amendments to By-Laws. A&A shall not amend its by-laws so as to affect the exemption contained therein from Subtitle 7 of Title 3 of the Maryland General
Corporation Law.

            h. Stockholders Meeting. A&A shall, as promptly as practical, call a meeting of the holders of its voting stock, shall recommend, and shall use its best efforts (including the preparation and circulation of the Proxy Statement) to obtain, the approval of such holders for the transactions contemplated by this Agreement. The Proxy Statement shall not be filed, and no amendment or supplement to the Proxy Statement shall be made, without consultation with AIG. A&A shall notify AIG promptly of the receipt by it of any comments from the SEC or its staff and of any request by the SEC for amendments or supplements to the Proxy Statement and shall supply AIG with copies of all correspondence between it and its representatives, on the one hand, and the SEC or the members of its staff, on the other hand, with respect to the Proxy
Statement.

            i. Hart-Scott-Rodino. To the extent applicable, A&A and AIG shall make all filings and furnish all information required with respect to the transactions contemplated by this Agreement by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and shall use their best efforts to obtain the early termination of the waiting period thereunder, provided that neither A&A nor AIG shall be required to agree to dispose of or hold separate any portion of its business or assets.

            j. Acquisition Proposals. Prior to the Closing, A&A agrees that neither A&A nor any of the Subsidiaries nor any of the respective officers and directors of A&A or any of the Subsidiaries shall, and A&A shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by A&A or any of the Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of A&A) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any substantial portion of the assets or any equity securities of, A&A or any of the Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate directly or indirectly any effort or attempt to make or implement an Acquisition Proposal. Notwithstanding the foregoing, A&A shall be entitled to sell or otherwise dispose of assets to the extent previously disclosed to the Purchaser in writing. A&A will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. A&A will take the necessary steps to inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this subsec-tion j. A&A will notify AIG immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with AIG. Nothing contained in this Agreement shall prohibit A&A and its directors from making to the stockholders any recommendation and related filing with the SEC, as required by Rules 14e-2 and 14d-9 under the Exchange Act, with respect to any tender offer, or from informing the stockholders of A&A in the proxy materials with respect to the meeting of stockholders called to consider the transactions contemplated by this Agreement of information that is material to the vote with respect to such transactions, or from changing or withdrawing the recommendation of the directors with respect to such transactions if the directors conclude that such change or withdrawal is required by their fiduciary duties (as determined in good faith by the Board of Directors of A&A upon the advice of counsel).

            k. Access. Upon reasonable notice, A&A shall (and shall cause each of the Subsidiaries to) afford AIG's officers, employees, counsel, accountants and other authorized representatives ("Representatives") reasonable access during normal business hours before the Closing to its properties, books, contracts and records and personnel and advisers (who will be instructed by A&A to cooperate) and A&A shall (and shall cause each of the Subsidiaries to) furnish promptly to AIG all information concerning its business, properties and personnel as AIG or its Representatives may reasonably request, provided that any review will be conducted in a way that will not interfere unreasonably with the conduct of A&A's business, and provided, further, that no review pursuant to this Sub-section k shall affect or be deemed to modify any representation or warranty made by A&A. AIG will keep all information and documents obtained pursuant to this Subsection k on a confidential basis subject to the confidentiality provisions contained in paragraphs 1, 2, 3, 4 and 9 of the Confidentiality Agreement dated May 6, 1994 between A&A and AIG.

            l. Publicity. A&A and the Purchaser will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any securities exchange.

            m. Certain Special Events. Notwithstanding anything in the Articles Supplementary to the contrary, so long as any Series B Stock is outstanding neither A&A nor any of its Subsidiaries shall declare, pay or make any dividend or distribution or commence a tender or exchange offer for A&A securities that are subordinate to or pari passu with the Series B Stock as to liquidation preference or dividends or be a party to any transaction (including without limitation any recapitalization or reclassification of stock), any consolidation of A&A or any such Subsidiary with, or merger of A&A or any such Subsidiary into, or share exchange with, any other person, any merger of any other person into A&A or any such Subsidiary or any sale or transfer of assets which, in any such case, would constitute a Special Event (as such term is defined in the Articles Supplementary) unless after giving effect thereto A&A would have the ability and the right (and the Board of Directors of A&A, including a majority of the Directors of A&A who are not officers or employees of A&A or any of its subsidiaries, shall have adopted a resolution confirming such ability and right) to purchase at the then applicable price specified in Section 7 of the Articles Supplementary all of the then issued and outstanding Series B Stock, assuming all such stock is tendered to it for purchase pursuant to such Section 7.

            n. Reservation of Shares. A&A shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the exchange of

Class D Common Stock or conversion of Series B Stock, such number of shares of its Common Stock or Class D Common Stock, as the case may be, free of preemptive rights as shall from time to time be sufficient to effect the exchange of all shares of Class D Common Stock or conversion of Series B Stock from time to time.

            o. Adjustment Payments. (i) If, at any time or from time to time, there is a Tax Amount, then A&A shall pay, as an adjustment to the purchase price, to AIG in cash in immediately available funds an amount equal to AIG's Pro Rata Share of such Tax Amount.

            "Tax Amount" shall mean the excess, if any, of
(x) all reserves, accruals or payments by or on behalf of A&A or any of its Subsidiaries (without duplication) on account of liabilities, expenses, penalties, fines or interest with respect to any income or other tax (foreign, federal, state or local) with respect to any period ending on or prior to March 31, 1994 over (y) the stated amount of A&A's tax reserve as specifically set forth on its consolidated balance sheet at March 31, 1994 set forth in its Quarterly Report on Form 10-Q for the three months ended March 31, 1994 filed by A&A with the

Securities and Exchange Commission in May, 1994 (the "March 31,
1994 Balance Sheet").

            "AIG Pro Rata Share" shall mean, as of any date of determination, a fraction equal to the number of shares of Common Stock then owned, on a fully diluted basis, as of such date, by the AIG Group over the outstanding number of shares of Common Stock as of such date, giving effect to the conversion or exchange of all securities held by the AIG Group into Common Stock.

            (ii) A&A shall within 90 days after the end of its fiscal year December 31, 1994 furnish to AIG a certification (the "AIG Certification") signed by each of its chief executive officer, chief financial officer and principal accounting officer certifying (A) whether there were any liabilities as of March 31, 1994 (1) which were not set forth on the March 31, 1994 Balance Sheet or, (2) which are in an amount in excess of the amount stated therefor on the March 31, 1994 Balance Sheet or (3) as to which the full amount of such liability is not then determinable (specifying, in each case, as to type, determinability and amount); and (B) whether there were any assets set forth on the March 31, 1994 Balance Sheet the ultimate realizable value of which is less than the of the carrying value of such assets at such date (specifying, in each case, as to type and amount.)

            A&A shall cause to be delivered with the AIG
Certification a report of its certified public accountants as to A&A's compliance with the immediately preceding paragraph.

            A liability shall be deemed to be in an amount in excess of the amount set forth in the March 31, 1994 Balance Sheet or an asset shall be deemed to have a carrying value below the amount set forth in such Balance Sheet based upon all facts or circumstances in existence on or prior to March 31, 1994, whether or not then known by A&A or any of its Subsidiaries and whether or not, under generally accepted accounting principles, such liabilities or assets were, as of March 31, 1994 or as of the date of such AIG Certification, correctly stated or a reserve would have been required. Assets shall be carried at the lower of stated book value or realizable value, and liabilities shall be stated without discount.

            If an adjustment is made to any balance sheet subsequent to the March 31, 1994 Balance Sheet based upon any of the matters referred to in the AIG Certification or if a liability set forth in the AIG Certification is paid ("Other Adjustments"), then A&A shall within five business days of the making of each such Other Adjustment pay to AIG, as an adjustment to the purchase price, an amount in cash in immediately available funds equal to AIG's Pro Rata Share of each such Other Adjustment.

            This section (ii) shall not apply (x) to the matters covered by clause (i) and (y) to the matters set forth in a single letter agreement between us identified as relating to this provision:

            (iii) A&A shall not be required to make duplicate payments to the extent that a payment is made as a result of a reserve, accrual or balance sheet adjustment and the related liability is latter paid, or with respect to the same Tax Amount.

            AIG's rights under this Section 6.o. are not assignable and shall not limit in any way any of AIG's other rights or remedies under this Agreement or otherwise.

            As long as any member of the AIG Group owns any shares of Common Stock, on a fully diluted basis, then within 30 days of the end of each fiscal quarter (other than the final fiscal quarters of each year), and within 90 days of the final fiscal quarter of each fiscal year and with respect to the period from March 31, 1994 to December 31, 1994 (the "First Period"), A&A shall deliver to AIG a certificate signed by its chief financial officer and principal accounting officer as to any Tax Amounts and Other Adjustments in such fiscal quarter (or the First Period).

            7.    Standstill.

            a. AIG hereby agrees that during the Standstill Period (hereinafter defined) it will not, nor will it permit any of its Affiliates (AIG together with its Affiliates being hereinafter referred to as the "AIG Group") to, directly or indirectly, unless in any such case specifically requested in advance to do so by the Board of Directors of A&A:

                  (i)  acquire, offer to acquire, or agree to
      acquire by purchase, by joining a partnership, limited partnership, syndicate or other "group" (as such term is used in Section 13(d)(3) of the Exchange Act, hereinafter referred to as "13D Group"), any securities of A&A entitled to vote generally in the election of directors, or securities convertible into or exercisable or exchangeable for such securities (collectively,
      "Restricted Securities") or any material portion of the assets or businesses of A&A and its Subsidiaries;
      provided, however, that
      nothing contained herein shall prohibit any member of the AIG Group from acquiring any Restricted Securities (w) upon conversion of convertible securities of A&A currently owned by the AIG Group or acquired pursuant to this Agreement or upon the exchange of Conversion Shares for Common Stock of A&A as contemplated and permitted by the Charter and Articles Supplementary, (x) as a result of a stock split, stock dividend or similar recapitalization by A&A, (y) upon the execution of unsolicited buy orders by any member of the AIG Group which is a registered broker-dealer for the bona fide accounts of its brokerage customers unaffiliated and not acting in concert with any member of the AIG Group, or (z) pursuant to the exercise of any warrant, option or other right to acquire Restricted Securities ("Rights"), which it receives directly from A&A pursuant to a distribution to stockholders or from acquiring such Rights directly from A&A; and provided, further, that if during the Standstill Period, as a result of a business combination transaction between A&A or an affiliate of A&A and any other entity which is not an affiliate of any member of the AIG Group (an "Other Entity"), any one or more members of the AIG Group shall acquire beneficial ownership (within the meaning of Rule

      13d-3 of the Exchange Act) of Restricted Securities in such business combination, such members may continue to own beneficially such Restricted Securities so acquired by such members and such Restricted Securities shall continue to be subject to the provisions of this Section;

                 (ii) participate in, or encourage, the formation of any 13D Group which owns or seeks to acquire beneficial ownership of, or otherwise acts in respect of, Restricted
      Securities;

                (iii)  make, or in any way participate in,
      directly or indirectly, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to A&A, or initiate, propose or otherwise solicit stockholders for the approval of one or more stockholder proposals with respect to A&A or induce or attempt to induce any other person to initiate any stockholder proposal, provided, however, that the limitation contained in this clause
      (iii) shall not apply to any matter to be voted on by

      A&A's stockholders that is not initiated or proposed by any member of the AIG Group or any affiliate thereof;

                 (iv) call or seek to have called any meeting of the stockholders of A&A; or

                  (v)  otherwise act, directly or indirectly,
      alone or in concert with others, to seek to control the management, Board of Directors, policies or affairs of A&A, or solicit, propose, seek to effect or negotiate with A&A or any other person with respect to any form of business combination transaction with A&A or any affiliate thereof (other than an Other Entity with respect to which any member of the AIG Group or any affiliate thereof shall have filed a Schedule 13D with the SEC with respect to any class of equity securities of such Other Entity prior to the public announcement of A&A's intent to consummate a business transaction with such Other Entity), or any restructuring, recapitalization or similar transaction with respect to A&A or any affiliate thereof (except as aforesaid), or solicit, make or propose or encourage or negotiate with any other person with respect to, or announce an intent to make, any tender offer or exchange offer for any Restricted Securities (other than an exchange of Conversion Shares for Common Stock of A&A as contemplated by the Charter and Articles Supplementary) or disclose an intent, purpose, plan or proposal with respect to A&A or any Restricted Securities inconsistent with the provisions of this Section, including an intent, purpose, plan or proposal that is conditioned on or would require A&A to waive the benefit of, or amend, any provisions of this Section, or assist, participate in, facilitate, encourage or solicit any effort or attempt by any person to do or seek to do any of the foregoing.

                  b. Nothing in this Section 7 shall preclude members of the AIG Group, (i) from exercising the voting and other rights granted to the Purchasers pursuant to this Agreement, the Registration Rights Agreement, the Rights Agreement, the Charter and the Articles Supplementary or
(ii) in the case of any proposed merger, sale of assets or similar transaction which under the Charter and Articles Supplementary requires a vote of the holders of Restricted Securities and has been approved or recommended by the Board of Directors of A&A, or in the case of a tender or exchange offer made without encouragement by or the participation of AIG or any of its affiliates (if the Board of Directors of A&A shall have (A) recommended approval of such tender or exchange offer,
(B) not recommended,
within 10 business days after the commencement of such tender or exchange offer, that shareholders reject such tender or exchange offer, or (C) amended the Rights Agreement or otherwise acted to permit or in any way facilitate acquisition of shares under such tender or exchange offer), from making an offer to the Board of Directors of A&A, in respect of such transaction, upon terms more favorable to A&A or its stockholders than those of the other transaction, as proposed.

            c. As used herein, the term "Standstill Period" shall mean the period from the date of this Agreement until the earlier to occur of:

                  (i) the date which is the eighth anniversary of the Closing Date; or

                 (ii)  the designation of any date as the
      termination date of the Standstill Period by a majority of the directors of A&A at a duly convened meeting thereof or by all of the directors of A&A by written consent; or

                (iii)  A&A's material breach of any of its
      obligations contained in the Registration Rights
      Agreement; or

                 (iv)  default in the payment of principal or
      interest after the expiration of any grace periods applicable thereto with respect to indebtedness of A&A and its Subsidiaries for money borrowed in the aggregate amount of $15,000,000 or more; or

                  (v)  A&A or any of its Subsidiaries shall
      commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy" as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"), which, in the case of a Subsidiary of A&A, has had or would have a Material Adverse Effect; or an involuntary case is commenced against A&A or any of its Subsidiaries and the petition not controverted within 10 days, or is not dismissed within 60 days after commencement of the case, which, in the case of a Subsidiary of A&A, has had or would have a Material
      Adverse Effect; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or any substantial part of the property of A&A or any of its Subsidiaries, which, in the case of a Subsidiary of A&A, has had or would have a Material Adverse Effect; or A&A or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, rehabilitation, dissolution, insolvency or liquidation or similar law of any jurisdiction, whether now or hereafter in effect, relating to A&A or such Subsidiary, or there is commenced against A&A or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days, which, in the case of a Subsidiary of A&A, has had or would have a Material Adverse Effect; or A&A or any of its Subsidiaries is adjudicated insolvent or bankrupt, which, in the case of a Subsidiary of A&A, has had or would have a Material Adverse Effect; or any order of relief or other order approving any such case or proceeding is entered, which, in the case of a Subsidiary of A&A, has had or would have a Material Adverse Effect; or A&A or any of the Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days, which, in the case of a Subsidiary of A&A, has had or would have a Material Adverse Effect; or A&A or any of its Subsidiaries makes a general assignment for the benefit of creditors, which, in the case of a Subsidiary of A&A, has had or would have a Material Adverse Effect; or A&A shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts, generally as they become due, which, in the case of a Subsidiary of A&A, has had or would have a Material Adverse Effect; or A&A or any of its Subsidiaries shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts, which, in the case of a Subsidiary of A&A, has had or would have a Material Adverse

      Effect; or A&A or any of its Subsidiaries shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing, which, in the case of a Subsidiary of A&A, has had or would have a Material Adverse Effect; or any corporate action is taken by A&A or any of its Subsidiaries for the purpose of effecting any of the foregoing, which, in the case of a Subsidiary of A&A, has had or would have a Material Adverse Effect; or

                 (vi)  without encouragement by or the
      participation of AIG or any of its Affiliates, the acquisition by any person or 13D Group (other than members of the AIG Group or Affiliates thereof) of, the commencement of a tender offer by such person or 13D Group for, or the public announcement of an intention to acquire, Restricted Securities which, if added to the Restricted Securities (if any) already owned by such person or 13D Group, would represent thirty-five percent (35%) or more of the total voting power (including rights to acquire voting power) of

      A&A's Restricted Securities, or the receipt by such person or 13D Group of A&A's agreement or consent to make such acquisition; provided that such a public announcement or commencement of a tender offer shall end the Standstill
      Period only if such person or 13D Group shall have received A&A's agreement or consent to make such intended acquisition, and such a tender offer shall terminate the Standstill Period only if and when the Board of Directors of A&A shall have (A) recommended approval of such tender offer, (B) not recommended, within 10 business days after the commencement of such tender offer, that shareholders reject such tender offer, or (C) amended the Rights Agreement to permit acquisition of shares under such tender offer; or

                (vii) the date this Agreement is terminated in accordance with Section 8 hereof.

            8.    Termination.  Except for the obligations in
Section 12.b, this Agreement and the transactions contemplated hereby shall terminate without any action by the parties hereto if the Closing shall not have occurred on or before October 31, 1994 and may be terminated at any time prior to the Closing (i) by a written instrument executed and delivered by A&A and AIG;

(ii) by AIG upon any material breach or default by A&A under this Agreement; or (iii) by A&A upon any material breach or default by AIG under this Agreement.

            9. Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the delivery of the Shares for a period of three years from the date of such delivery and any examination or investigation made by any party to this Agreement or any of their successors and assigns.

            10. Performance; Waiver. The provisions of this Agreement (including this Section 10) may be modified or amended, and waivers and consents to the performance and observance of the terms hereof may be given by written instrument executed and delivered by A&A and (1) prior to the Closing, by AIG and (2) after the Closing by the holder or holders of a majority of the Conversion Shares, with the holders of the Series B Stock for this purpose being deemed to be the holders of that number of Conversion Shares into which the Series B Stock of each holder are convertible. The failure at any time to require performance of any provision hereof shall in no way affect the full right to require such performance at any time thereafter (unless performance thereof has been waived in accordance with the terms hereof for all purposes and at all times by the parties to whom the benefit of such performance is to be rendered). The waiver by any party to this Agreement of a breach of any provision hereof shall not be taken or held to be a waiver of any succeeding breach of such provision or any other provision or as a waiver of the provision itself.

            11. Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of the parties hereto shall bind, and inure the benefit of, the respective successors and assigns of the parties hereto; provided, however, that the rights granted to the parties hereto may not be assigned (except to wholly-owned subsidiaries of such parties) without the prior written consent of the other parties. AIG may assign to one or more of its wholly-owned subsidiaries its obligations as Purchaser hereunder in whole or in part, but shall not be relieved of such obligations.

            12.   Miscellaneous.

            a. Notices. All notices or other communications given or made hereunder shall be validly given or made if in writing and delivered by facsimile transmission or in person at, or mailed by registered or certified mail, return receipt requested, postage prepaid, to, the following addresses (and shall be deemed effective at the time of receipt thereof).

                  If to A&A:

                  Alexander & Alexander Services Inc.
                  1211 Avenue of the Americas
                  New York, New York  10036
                  Attention:  Ronald J. Roessler, Esq.
                              Senior Vice President and
                                General Counsel

                  with a copy to:

                  Debevoise & Plimpton
                  875 Third Avenue
                  New York, New York  10022
                  Attention:  Meredith M. Brown, Esq.

                  If to AIG or any other Purchaser in care of AIG:

                  American International Group, Inc.
                  70 Pine Street
                  New York, New York  10270
                  Attention:  Wayland M. Mead, Esq.
                              Acting General Counsel

                  with a copy to:

                  Cahill Gordon & Reindel
                  80 Pine Street
                  New York, New York  10005
                  Attention:  Immanuel Kohn, Esq.


or to such other address as the party to whom notice is to be given may have previously furnished notice in writing to the other in the manner set forth above.

            b. Expenses. Whether or not the Shares are sold or this Agreement is terminated, A&A agrees to pay all reasonable expenses (including reasonable attorneys fees and expenses) incurred by the Purchasers in connection with the transactions contemplated by this Agreement.

            c. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF
NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS IN THE STATE OF
NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING
TO THIS AGREEMENT.

            d. Severability; Interpretation. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, each of A&A and AIG directs that such court interpret and apply the remainder of this Agreement in the manner which it determines most closely effectuates their intent in entering into this Agreement, and in doing so particularly take into account the relative importance of the term, provision, covenant or restriction being held invalid, void or unenforceable.

            e. Headings. The index and section headings herein are for convenience only and shall not affect the construction hereof.

            f. Entire Agreement. This Agreement embodies the entire agreement between the parties relating to the subject matter hereof and any and all prior oral or written agreements, representations or warranties, contracts, understandings, correspondence, conversations, and memoranda, whether written or oral, between A&A and AIG, or between or among any agents, representatives, parents, subsidiaries, affiliates, predecessors in interest or successors in interest, with respect to the subject matter hereof (including without limitation the Confidentiality Agreement between A&A and AIG dated May 6, 1994), are merged herein and replaced hereby, except that paragraphs 1, 2, 3, 4, 8 and 9 of such Confidentiality Agreement shall survive to the extent provided in Section 6.k hereof and paragraph 5 of such Confidentiality Agreement shall survive until the Closing Date.

            g. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

                                    ALEXANDER & ALEXANDER SERVICES
                                      INC.


                                    By:  /s/ Robert E. Boni
                                         Name:  Robert E. Boni
                                         Title:  Chairman


                                    AMERICAN INTERNATIONAL GROUP,
                                      INC.


                                    By:  /s/ Edward E. Matthews
                                         Name:  Edward E. Matthews
                                         Title: Vice Chairman-Finance